UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2013

COLONY FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Maryland	001-34456	27-0419483
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2450 Broadway, 6th Floor Santa Monica, CA		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 282-8820

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On February 6, 2013, CFI CSFR Investor, LLC (“CFI CSFR”), a wholly owned subsidiary of Colony Financial, Inc. (the “Company”), pursuant to a subscription agreement entered into by CFI CSFR for an additional commitment of $95 million in CSFR Operating Partnership, L.P. (“CSFR”), funded $20 million in the aggregate in cash for an increased associate general partnership interest and related partnership units in CSFR. CSFR is the single-family home acquisition and rentership platform sponsored and managed by affiliates of the Company’s manager.

Previously, between November 5, 2012 and January 3, 2013, CFI CSFR committed and funded $205 million in the aggregate for an increased associate general partnership interest and related partnership units in CSFR. Together with the $20 million invested on February 6, 2013, the investments described in this paragraph total $225 million in the aggregate.

CFI CSFR currently has invested $375 million in CSFR, taking into account the initial contribution of $150 million in assets to CSFR on July 31, 2012, substantially all of which was in the form of previously acquired single-family residential assets already acquired by the Company through a subsidiary. CFI CSFR has committed to invest $450 million in the aggregate in CSFR at the same cost basis as all investors in CSFR to date (the “CSFR Commitment”) and has remaining commitments of $75 million, which remaining commitments the general partner of CSFR is authorized to call in its discretion to meet CSFR’s capital needs. As of the date hereof, the CSFR Commitment represents approximately 23% of the aggregate capital commitments made to CSFR.

Item 9.01	Financial Statements and Exhibits.

(a) (1) Financial Business of Businesses Acquired.

To the extent necessary, the Company intends to file the financial statements relating to the acquisition described in Item 2.01 above under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

(b) (1) Pro Forma Financial Information.

To the extent necessary, the Company intends to file pro forma financial statements relating to the acquisition described in Item 2.01 above under cover of Form 8-K/A no later than 71 calendar days after the date this Current Report on Form 8-K was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2013	COLONY FINANCIAL, INC.

	By:	/s/ Darren J. Tangen
Darren J. Tangen
Chief Operating Officer and Chief Financial Officer

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